EXHIBIT 99.1

Joint Filing Agreement

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto by either or both of us will be filed, on behalf of each of us.

Dated: May , 2005	VULCAN VENTURES INCORPORATED

	By:	/s/ W. Lance Conn
	Name and Title:	/s/ W. Lance Conn, Executive Vice President

Dated: May , 2005	/s/ W. Lance Conn
Paul G. Allen

	*By:	/s/ W. Lance Conn
	Name:	/s/ W. Lance Conn
Attorney-in Fact for Paul G. Allen